Exhibit 4.6

NEXTERA ENERGY OPERATING PARTNERS, LP
OFFICER’S CERTIFICATE
Creating the
3.875% Senior Notes due 2026

Mark E. Hickson, a Vice President of NextEra Energy Operating Partners GP, LLC, the General Partner of NextEra Energy Operating Partners, LP (“NEP OpCo” or the “Company”), pursuant to the authority granted in the accompanying Board Resolutions (all capitalized terms used herein which are not defined herein or in Exhibit A hereto, but which are defined in the Indenture referred to below, shall have the meanings specified in the Indenture), and pursuant to Sections 201 and 301 of the Indenture, does hereby certify to The Bank of New York Mellon (the “Trustee”), as Trustee under the Indenture (For Unsecured Senior Debt Securities) dated as of September 25, 2017 between the Company and the Trustee, as amended (the “Indenture”), that:
1.    The securities to be issued under the Indenture in accordance with this certificate shall be designated “3.875% Senior Notes due 2026” (the “Notes”). The Notes shall be issued in substantially the form thereof set forth in Exhibit A hereto.
2.    With respect to the Notes, each of the following shall be additional definitions under the Indenture:
“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:
(1) 1.0% of the principal amount of such Note; or
(2) the excess (if any) of:
(a) (i) the sum of the present value at such redemption date of (I) 100% of the principal amount of such Note plus (II) all remaining scheduled payments of interest due on such Note to and including, the maturity date of such Note, discounted to such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points minus (ii) accrued but unpaid interest to, but excluding, such redemption date; over
(b) the then-Outstanding principal amount of such Note.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capitalized Leases” means, with respect to any Person, leases that have been or should be, in accordance with GAAP, recorded as capital leases on the balance sheet of such Person. Solely for purposes of the definition of “Capitalized Leases” and “Capital Lease Obligation”, GAAP shall be determined to be those accounting principles related to lease accounting in effect prior to the guidance codified in ASC 842, Leases.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by NEP OpCo or NextEra US Holdings or any of their Subsidiaries free and clear of all Liens (other than Liens securing the Existing Credit Agreement):

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(1)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(2)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a lender under the Existing Credit Agreement or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (3) of this definition and (iii) has combined capital and surplus of at least US$1,000,000,000, in each case with maturities of not more than 12 months from the date of acquisition thereof;
(3)    commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 12 months from the date of acquisition thereof; and
(4)    Investments, classified in accordance with generally accepted accounting principles as current assets of NEP OpCo or NextEra US Holdings or any of their Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (1), (2) and (3) of this definition.
“Cash Sweep and Credit Support Agreement” means the Amended and Restated Cash Sweep and Credit Support Agreement dated as of August 4, 2017 entered into between NEP OpCo and NextEra Energy Resources, LLC, as in effect on the Issue Date.
“Change of Control” means the occurrence of any of the following:
(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the consolidated assets of NEP OpCo and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of NEP or any of its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan) other than to NEP or to one or more of NEP’s or NEP OpCo’s Wholly-Owned Subsidiaries;
(2)    the adoption of a plan relating to the liquidation or dissolution of NEP OpCo or NEP;
(3)    any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of NEP or any of its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan) other than NextEra Energy, Inc. files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person has become the direct or indirect “Beneficial Owner,” as defined in Rule 13d-3 under the Exchange Act, of fifty percent (50%) or more of the common units of NEP (as measured by voting power rather than the number of shares, units or the like, and excluding voting power exercisable pursuant to a proxy granted by a limited partner in connection with a proxy solicitation conducted pursuant to Regulation 14A of the Exchange Act), if such acquisition gives such person the right to elect half or more of the members of NEP’s or NEP GP’s respective Board of Directors;

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(4)    the first day on which NEP ceases to own 100% of the Equity Interests of the general partner of NEP OpCo; or
(5)    the first day on which a majority of the members of the Board of Directors of NEP are not Continuing Directors.
Notwithstanding the preceding, a conversion of NEP, any of its Subsidiaries or NEP GP from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned, directly or indirectly, the Voting Stock of NEP immediately prior to such transactions continue to Beneficially Own, directly or indirectly, in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own, directly or indirectly, sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” Beneficially Owns, directly or indirectly, more than 50% of the Voting Stock of such entity or its general partner, as applicable.
“Change of Control Triggering Event” means (1) a Change of Control has occurred and (2) the Notes are downgraded by both S&P and Moody’s on any date during the period commencing 60 days prior to the consummation of such Change of Control and ending 60 days following consummation of such Change of Control.
“Continuing Director” means, as of any date of determination, any member of the Board of Directors of NEP who: (1) was a member of such Board of Directors on the Issue Date; (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or (3) was appointed by NEP GP.
“Covenant Cash” means, without duplication, internally generated cash and Cash Equivalents distributed by the Project Companies and NextEra US Holdings, directly or indirectly, to NEP OpCo or NextEra US Holdings, as applicable, in respect of the Equity Interests of the Project Companies and NextEra US Holdings owned, directly or indirectly, by NEP OpCo (other than dividends or other distributions that are funded, directly or indirectly, with substantially concurrent cash Investments, or cash Investments that were not used by a Project Company or NextEra US Holdings for capital expenditures or for operational purposes, by NEP OpCo or any of its Subsidiaries in a Project Company and NextEra US Holdings), excluding (a) the proceeds of any extraordinary receipts (including cash payments or proceeds received (i) from any Disposition by NEP OpCo or any of its Subsidiaries, (ii) under any casualty insurance policy in respect of a covered loss thereunder or (iii) as a result of the taking of any assets of NEP OpCo or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking) and (b) any cash that is derived from (i) cash grants and similar items to the Project Companies and NextEra US Holdings, (ii) any incurrence of Funded Debt by the Project Companies and NextEra US Holdings, (iii) any issuance of Equity Interests by the Project Companies and NextEra US Holdings, or (iv) any capital contribution to the Project Companies and NextEra US Holdings.
“Covenant Cash Flow” means, at any date of determination, an amount equal to the Covenant Cash received by NEP OpCo or NextEra US Holdings, as applicable, during the most recently completed Measurement Period, together with amounts deemed received in accordance with the definition of “Pro Forma Effect” (as defined in the Existing Credit Agreement as in effect on the Issue Date).

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“Disposition” or “Dispose” means the sale, transfer, lease, distribution or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Domestic Subsidiary” means any Subsidiary of NEP that was formed under the laws of the United States or any state of the United States or the District of Columbia other than NEP OpCo.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Excess Fee Adjustment” means, for any Measurement Period, an amount equal to the amount by which the aggregate Fees for such Measurement Period exceed twenty percent (20%) of the total Covenant Cash Flow for such period (before any deduction therefrom for any Fees).
“Existing Credit Agreement” means the Revolving Credit Agreement, by and between NEP OpCo and NextEra US Holdings, and Bank of America, N.A., as administrative agent and collateral agent, and Bank of America, N.A. (Canada Branch), as Canadian agent for the lenders and the lenders party thereto, dated as of October 24, 2017, as amended to date, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.
“Fees” means the Quarterly Fee Amount (as defined in the Management Services Agreement), the Additional Fee Amount (as defined in the Management Services Agreement), the IDR Fee (as defined in the Management Services Agreement) and the Credit Support Fee (as defined in the Cash Sweep and Credit Support Agreement) as required pursuant to the Cash Sweep and Credit Support Agreement and the Management Services Agreement.
“Funded Debt” means, as of the date of any determination thereof, the following (without duplication) with respect to any Person, determined on a consolidated basis in accordance with generally accepted accounting principles (other than as consolidated on the balance sheet of such Person solely as a result of the operation of the variable interest entity provisions in FASB ASC 810, and without giving effect to any change to Funded Debt or equity as a result of the operation of FASB ASC 715):
(1)    all indebtedness for borrowed money (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices);
(2)    all obligations evidenced by bonds, indentures, notes and other similar instruments;
(3)    all obligations with respect to the deferred purchase price of property (other than as described in clause (4) below and other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) to the extent that such obligations are absolute and fixed and not subject to any right of cancellation by such Person and/or any of its Subsidiaries;
(4)    all obligations with respect to construction services to be performed, but only to the extent such obligations have become due and owing as of the date of any such determination pursuant to the provisions of the specific agreement evidencing such obligations;
(5)    all obligations of such Person and its Subsidiaries as lessee under (a) Capitalized Leases and (b) Synthetic Lease Obligations;
(6)    all liabilities secured by any Lien on any property owned by such Person or any of its Subsidiaries;
(7)    all obligations, contingent or otherwise, of such Person and its Subsidiaries in respect of acceptances, letters of credit or similar extensions of credit;

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(8)    all net obligations under Swap Contracts in an amount equal to the Swap Termination Value thereof;
(9)    any Mandatorily Redeemable Stock of such Person and its Subsidiaries (the amount of such Mandatorily Redeemable Stock to be determined for this purpose as the higher of the liquidation preference and the amount payable upon redemption of such Mandatorily Redeemable Stock);
(10)    any liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA; and
(11)    guarantees of obligations of the type described in any of clause (1) - clause (10) of this definition, but only to the extent of the indebtedness guaranteed thereby which is then-outstanding as of the date of any such determination pursuant to the provisions of the agreement in respect of which such obligation exists or arises.
“Guarantor” means each of:
(1)    NEP, until such time as it is released pursuant to the provisions of the Indenture and NEP’s Guarantee Agreement;
(2)    NextEra US Holdings, until such time as it is released pursuant to the provisions of the Indenture and the NextEra US Holdings Guarantee Agreement; and
(3)     any other Person that executes a Guarantee Agreement in respect of the Notes in accordance with the provisions of the Indenture or the Guarantee Agreements, and their respective successors and assigns.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1)    currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and
(2)    (a) agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, commodity prices or commodity transportation or transmission pricing or availability; (b) any netting arrangements, power purchase and sale agreements, fuel purchase and sale agreements, swaps, options and other agreements, in each case, that fluctuate in value with fluctuations in energy, power or gas prices; and (c) agreements or arrangements for commercial or trading activities with respect to the purchase, transmission, distribution, sale, lease or hedge of any energy related commodity or service.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables, except as provided in clause (5) below), whether or not contingent:
(1)    in respect of borrowed money;
(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)    in respect of banker’s acceptances;
(4)    representing Capital Lease Obligations in respect of sale and leaseback transactions;
(5)    representing the balance of deferred and unpaid purchase price of any property or services with a scheduled due date more than six months after such property is acquired or such services are completed; or

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(6)    representing the net amount owing under any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.
In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; provided that the amount of such Indebtedness shall be deemed not to exceed the lesser of the amount secured by such Lien and the value of the Person’s property securing such Lien.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (1) the purchase or other acquisition of Equity Interests of another Person, (2) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (3) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Issue Date” means September 23, 2019.
“Lien” means any mortgage, pledge, lien, security interest or other charge or encumbrance with respect to any present or future assets or properties of the Person referred to in the context in which the term is used.
“Management Services Agreement” means the Second Amended and Restated Management Services Agreement dated as of August 4, 2017 entered into among NEP OpCo, NEP, NextEra Energy Operating Partners GP, LLC and NextEra Energy Management Partners, LP, as in effect on the Issue Date.
“Mandatorily Redeemable Stock” means, with respect to any Person, any share of such Person’s capital stock to the extent that it is (1) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any indebtedness or other liability of such Person, (a) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (b) at the option of any Person other than such Person, or (c) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings, or (2) presently convertible into Mandatorily Redeemable Stock.
“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of NEP OpCo or NextEra US Holdings, as applicable, for which financial statements are available.
“Moody’s” means Moody’s Investors Service, Inc. or any successor entity.
“NEP” means NextEra Energy Partners, LP, a Delaware limited partnership.
“NEP GP” means NextEra Energy Partners, GP, Inc., a Delaware corporation, and its successors and permitted assigns that are admitted to NEP as general partner of NEP, in their capacity as general partner of NEP (except as the context otherwise requires). NEP GP is the sole general partner of NEP and the holder of the NEP General Partner Interest.
“NEP General Partner Interest” has the meaning ascribed to the term “General Partner Interest” in the NEP Limited Partnership Agreement.
“NEP Limited Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of NEP, as amended through the Issue Date, and as it may be further amended, supplemented or restated from time to time.

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“NEP OpCo” means NextEra Energy Operating Partners, LP, a Delaware limited partnership.
“NEP OpCo Adjusted Covenant Cash Flow” means, at any date of determination, the Covenant Cash Flow for the Measurement Period for which such determination is being made, minus the Excess Fee Adjustment for such period.
“NextEra US Holdings” means NextEra Energy US Partners Holdings, LLC, a Delaware limited liability company.
“OpCo Funded Debt” means, as of the date of any determination, Funded Debt of NEP OpCo and its Subsidiaries (but not including any Funded Debt of the Project Companies that is not otherwise Guaranteed by NEP OpCo or any Guarantor).
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Project Company” means each direct or indirect Subsidiary or any joint venture of NEP OpCo or NextEra US Holdings that is created or acquired by NEP OpCo or NextEra US Holdings and is the direct or indirect owner or lessee, or intended to become the direct or indirect owner, lessee or developer of all or any portion of any generating, transmission, distribution or other operating assets, or assets relating thereto (in each such case, a “Project”), together with the direct and indirect parents and subsidiaries of such Person, but excluding NEP OpCo and NextEra US Holdings and any direct or indirect owner of any Equity Interest in NEP OpCo or NextEra US Holdings.
“S&P” means S&P Global Ratings, a division of S&P Global or any successor entity.
“Subsidiary Guarantee” means, with respect to the Notes, each Subsidiary Guarantor’s Guarantee of NEP OpCo’s Obligations under the Indenture and Notes pursuant to the terms of the Indenture and such Subsidiary Guarantor’s Guarantee Agreement.
“Subsidiary Guarantor” means any Subsidiary of NEP or NEP OpCo that Guarantees the Notes pursuant to the terms of the Indenture and the Notes.
“Swap Contract” means (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (1) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (2) for any date prior to the date referenced in the immediately preceding clause (1), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
“Synthetic Lease Obligation” means the monetary obligation of NEP OpCo or NextEra US Holdings, as applicable, or any of its Subsidiaries under (1) a so-called synthetic, off-balance sheet or tax

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retention lease, or (2) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Treasury Rate” means, as of any redemption date with respect to the Notes, the yield to maturity computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent statistical release designated as “H.15” under the caption “Treasury constant maturities” or any successor publication which is published at least weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the Federal Reserve System) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity that has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date the maturity date of such Notes; provided, however, that if the period from the redemption date to the maturity date of such Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to the maturity date of such Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Voting Stock” of any Person as of any date means the equity interests of such Person that is at the time entitled to vote in the election of the Board of Directors or governing body of such Person.
3.    The Notes shall be issued by the Company in the initial aggregate principal amount of $500,000,000. Additional Notes, without limitation as to amount, having the same terms as the then-Outstanding Notes (except for the issue price of such additional Notes, the issue date of such additional Notes and, if applicable, the initial interest payment date of such additional Notes) may also be issued by the Company pursuant to the Indenture without notice to, or the consent of, the Holders of the then-Outstanding Notes. Any additional Notes as may be issued pursuant to the Indenture from time to time shall be part of the same series as the then-Outstanding Notes.
4.    The Notes shall mature and the principal shall be due and payable, together with all accrued and unpaid interest thereon, on the Stated Maturity Date. The “Stated Maturity Date” for the Notes means October 15, 2026.
5.    Notes shall bear interest as provided in the form thereof set forth as Exhibit A hereto.
6.    Each installment of interest on a Note shall be payable as provided in the form thereof set forth as Exhibit A hereto.
7.    The payment of principal of and premium, if any, and interest on the Notes, and all transactions with respect to the Notes, including registrations, transfers and exchanges of the Notes, may be effected at the office or agency of the Company in New York City, New York. Notices and demands to or upon the Company in respect of the Notes may be served at the office or agency of the Company in New York City, New York. The Corporate Trust Office of the Trustee will initially be the agency of the Company for such payment, registration, transfer and exchange and service of notices and demands, and the Company hereby appoints the Trustee as its agent for all such purposes; provided, however, that the Company reserves the right to change, by one or more Officer’s Certificates, any such office or agency and such agent. The Trustee will initially be the Security Registrar and the Paying Agent for the Notes.

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8.    The Notes will be redeemable at the option of the Company prior to the Stated Maturity Date as provided in the form thereof set forth in Exhibit A hereto.
9.    So long as all of the Notes are held by a securities depository in book-entry-only form, the Regular Record Date for the interest payable on any given Interest Payment Date with respect to the Notes shall be the close of business on the Business Day immediately preceding such Interest Payment Date; provided, however, that if any of the Notes are not held by a securities depository in book-entry-only form, the Regular Record Date will be the close of business on the fifteenth (15th) calendar day immediately preceding such Interest Payment Date.
10.    The Notes will be initially absolutely and unconditionally guaranteed as to payment of principal, interest and premium, if any, by NextEra Energy Partners, LP, as Parent Guarantor (the “Parent Guarantor”), pursuant to a Guarantee Agreement, dated as of September 25, 2017, between the Parent Guarantor and The Bank of New York Mellon (as Guarantee Trustee) (the Guarantee Trustee”) (as amended by the Amendment to Parent Guarantee Agreement, dated as of June 27, 2019 (the “Amendment to Parent Guarantee Agreement”, between the Parent Guarantor and the Guarantee Trustee, the “Parent Guarantee Agreement”) and by NextEra Energy US Partners Holdings, LLC, as a Subsidiary Guarantor (the “US Holdings Guarantor”) pursuant to a Guarantee Agreement, dated as of September 25, 2017, between the US Holdings Guarantor and The Bank of New York Mellon (as Guarantee Trustee) (as amended by the Amendment to US Holdings Guarantee Agreement, dated as of June 27, 2019 (the “Amendment to the US Holdings Guarantee Agreement”, between the US Holdings Guarantor and Guarantee Trustee, “US Holdings Guarantee Agreement” and, together with the Parent Guarantee Agreement, the “Guarantee Agreements”).
If (a) any Domestic Subsidiary of NEP guarantees any Obligations of NEP OpCo, NEP or NextEra US Holdings, or (b) NEP OpCo, NEP or NextEra US Holdings guarantees any Obligations of such Domestic Subsidiary, such Domestic Subsidiary will become a Guarantor of the Notes and execute a Guarantee Agreement and deliver an opinion of counsel stating that the execution of the Guarantee Agreement is permitted by the Indenture, within 30 business days of the date on which such Domestic Subsidiary Guaranteed such Obligations of NEP OpCo, NEP or NextEra US Holdings or which NEP OpCo, NEP or NextEra US Holdings Guaranteed such Obligations of such Domestic Subsidiary; provided that notwithstanding the foregoing, to the extent that the Guarantee provided by NEP OpCo, or any Guarantor of such Domestic Subsidiary, as the case may be, supports operational or project related obligations (which, for the avoidance of doubt, shall not include Indebtedness for borrowed money or guarantees thereof) of such Domestic Subsidiary or any of its affiliates, including, without limitation, to support the performance obligations of such Domestic Subsidiary or any of its affiliates under project and other operational agreements or in connection with the cash management practices of such Domestic Subsidiary or any of its affiliates, then such Domestic Subsidiary shall not be required to become a Guarantor of the Notes.
11.    With respect to the Notes, the provisions of Section 1102 of the Indenture shall apply to each Guarantor.
12.    With respect to the Notes, each of the following shall be additional Events of Default:
(a)    failure to give a Change of Control Offer with respect to the Notes when due and where such failure continues for a period of five Business Days; and

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(b)    a default under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of NEP OpCo and/or any Guarantor for money borrowed, the repayment of which NEP OpCo or any Guarantor have Guaranteed or for which NEP OpCo or any Guarantor are directly responsible or liable as obligor or guarantor, in excess of $50.0 million in the aggregate, whether such Indebtedness now exists or shall hereafter be created, which default (i) results in such Indebtedness becoming or being declared due and payable or (ii) constitutes a failure to pay the principal or interest of any such Indebtedness when due and payable, and such acceleration shall not have been rescinded or annulled or such failure to pay shall not have been cured, as the case may be, within 30 days after written notice to NEP OpCo by the Trustee or to NEP OpCo and the Trustee by the Holders of at least 33% in principal amount of the Notes then Outstanding has been received.
NEP OpCo may elect that the sole remedy for an event of default relating to NEP’s failure to comply with its reporting obligations as set forth in paragraph 13, below, will, after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the Notes at a rate equal to 0.25% per annum of the principal amount of the Notes then Outstanding for each day during the 180-day period on which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs. If NEP OpCo so elects, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the Notes. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the Notes will be subject to acceleration as provided in the Indenture. The right of NEP OpCo to elect such sole remedy will not affect the rights of Holders in the event of the occurrence of any other event of default. In the event NEP OpCo does not elect to pay the additional interest following an event of default in accordance with this paragraph or NEP OpCo has elected to make such payment but does not pay the additional interest when due, the Notes will be immediately subject to acceleration as provided in the Indenture.
In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, NEP OpCo must notify in writing all Holders, the Trustee and the Paying Agent of such election prior to the beginning of such 180-day period. Upon NEP OpCo’s failure to timely give such notice, the Notes will be immediately subject to acceleration as provided in the Indenture.
13.    With respect to the Notes, the following reports shall be provided by NEP:
Whether or not required by the Commission’s rules and regulations, so long as any Notes are Outstanding, NEP shall furnish or cause to be furnished to the Trustee, within 15 days after the same are or would be required to be filed with the Commission (giving effect to any grace period provided by Rule 12b-25 (or any successor rule) under the Exchange Act), and excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the Commission:
(a)    all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if NEP OpCo were required to file such reports; and
(b)    all current reports that would be required to be filed with the Commission on Form 8-K if NEP OpCo were required to file such reports.

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All such reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on NEP OpCo’s consolidated financial statements by NEP OpCo’s independent registered public accounting firm.
Notwithstanding the foregoing, so long as NEP continues to consolidate the results of NEP OpCo in NEP’s financial statements, NEP may elect to prepare and file and furnish the quarterly, annual and current reports and consolidated financial statements referred to above in respect of NEP and such reports and consolidated financial statements will be deemed to satisfy the obligations of NEP OpCo under this Section 13.
Documents filed with the Commission via the EDGAR system (or any successor thereto) will be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR (or any successor thereto), but in no event will NEP or NEP OpCo be required to file the reports specified above with the Commission if NEP or NEP OpCo, as applicable, is not otherwise subject to the periodic reporting requirements of the Exchange Act.
Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of the Company’s covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on officer’s certificates).
In addition, NEP OpCo and NEP agree that, for so long as any Notes remain Outstanding, if at any time they are not required to file the reports required by the preceding paragraphs with the Commission, and at such time, the Notes constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, they shall furnish to the holders and Beneficial Owners of the Notes and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
14.    With respect to the Notes, the following covenant shall be an additional covenant under the Indenture:
NEP and NEP OpCo will not, and will not permit any Subsidiary Guarantor to, create or permit to exist any Lien upon any property or assets, including Equity Interests issued by NEP, NEP OpCo or any Subsidiary Guarantor, in order to secure any Indebtedness of NEP, NEP OpCo or such Subsidiary Guarantor without providing for the Notes to be equally and ratably secured with (or prior to) any and all such Indebtedness and any other Indebtedness similarly entitled to be equally and ratably secured, for so long as such Indebtedness is so secured; provided, however, that this restriction will not apply to, or prevent the creation or existence of:
(a)    purchase money liens or purchase money security interests upon or in any property acquired by NEP, NEP OpCo or such Subsidiary Guarantor in the ordinary course of business to secure the purchase price or construction cost of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property or construction of improvements on such property;
(b)    Liens existing on property acquired by NEP, NEP OpCo or such Subsidiary Guarantor at the time of its acquisition, provided that such Liens were not created in contemplation of such acquisition and do not extend to any assets other than the property so acquired;

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(c)    Liens securing Funded Debt recourse for which is limited to specific assets of NEP, NEP OpCo or such Subsidiary Guarantor created for the purpose of financing the acquisition, improvement or construction of the property subject to such Liens;
(d)    the replacement, extension or renewal of any Lien permitted by clauses (a) through (c) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in the direct or indirect obligor) of the Indebtedness secured thereby;
(e)    Liens upon or with respect to margin stock;
(f)    to the extent constituting Liens on Indebtedness, the rights of the parties to the Cash Sweep and Credit Support Agreement and the Management Services Agreement to borrow cash from NEP or any Subsidiary;
(g)    Liens securing Funded Debt of NEP OpCo, or such Subsidiary Guarantor (including Indebtedness pursuant to the Existing Credit Agreement (including any secured Hedging Obligations)) that ranks no more senior in right of payment (irrespective of such Liens) than pari passu with the Notes; provided that, as of the date of incurrence of any such Funded Debt, and after giving effect thereto, the aggregate principal amount of all Funded Debt of NEP OpCo or such Subsidiary Guarantor then-outstanding that is secured by Liens granted by NEP OpCo or such Subsidiary Guarantor, or any of them, shall not exceed the greater of (i) $1.0 billion and (ii) the amount that would cause the OpCo Secured Leverage Ratio to exceed 4.0:1.0; and
(h)    any other Liens (other than Liens described in clauses (a) through (g) above, if the aggregate principal amount of the Indebtedness secured by all such Liens and security interests (without duplication) does not exceed in the aggregate $10,000,000 at any one time outstanding;
provided that the aggregate principal amount of the Indebtedness secured by the Liens described in clauses (a) through (c) above, inclusive, shall not exceed the greater of the aggregate fair value, the aggregate purchase price or the aggregate construction cost, as the case may be, of all properties subject to such Liens.
For the purposes hereof, “OpCo Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) OpCo Funded Debt that is secured by Liens granted by NEP OpCo and the Subsidiary Guarantors, or any of them, to (b) the NEP OpCo Adjusted Covenant Cash Flow. Notwithstanding anything herein to the contrary, when calculating the OpCo Secured Leverage Ratio, the Swap Termination Value of all Swap Contracts of NEP OpCo and the Subsidiary Guarantors then outstanding shall be excluded from the calculation of OpCo Funded Debt.
15.    (a) The provisions of Sections 2.01, 2.04 and 2.05 of each Guarantor’s Guarantee Agreement shall not apply to the Notes.
(b) The provisions of Sections 108, 1002, 1205 of the Indenture shall not apply to the Notes.
16.    The Notes will be initially issued in global form registered in the name of Cede & Co. (as nominee for The Depository Trust Company). The Notes in global form shall bear the depository legend in substantially the form thereof set forth in Exhibit A hereto. The Notes in global form will contain restrictions on transfer, substantially as described in the form thereof set forth in Exhibit A hereto.
17.    No service charge shall be made for the registration of transfer or exchange of the Notes; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with such exchange or transfer.

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18.    The Notes shall have such other terms and provisions as are provided in the form thereof set forth in Exhibit A hereto.
19.    The undersigned has read all of the covenants and conditions contained in the Indenture relating to the issuance of the Notes and the definitions in the Indenture relating thereto and in respect of which this certificate is made.
20.    The statements contained in this certificate are based upon the familiarity of the undersigned with the Indenture, the documents accompanying this certificate, and upon discussions by the undersigned with officers and employees of the Company familiar with the matters set forth herein.
21.    In the opinion of the undersigned, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenants and conditions have been complied with.
22.    In the opinion of the undersigned, such conditions and covenants and conditions precedent, if any (including any covenants compliance with which constitutes a condition precedent), to the authentication and delivery of the Notes requested in the accompanying Company Order No. 3 have been complied with.

[Signature Page Follows]

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Exhibit 4.6

IN WITNESS WHEREOF, the Company has caused this Instrument to be duly executed this 23rd day of September, 2019 in New York, New York.

NEXTERA ENERGY OPERATING PARTNERS, LP
By: NextEra Energy Operating Partners GP, LLC,
its General Partner
By:	MARK E. HICKSON
Name:	Mark E. Hickson
Title:	Vice President

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Exhibit A

FORM OF NOTES

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)) OF NEXTERA ENERGY OPERATING PARTNERS, LP (THE “COMPANY”) OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE IMMEDIATELY PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS NOTE OR A BENEFICIAL INTEREST HEREIN.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED THIS NOTE, TO OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE COMPANY.

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[THIS NOTE IS A TEMPORARY GLOBAL NOTE. PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT. BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT. UPON EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, THIS TEMPORARY GLOBAL NOTE SHALL BE DEEMED TO BECOME A PERMANENT GLOBAL NOTE AND, AS SUCH, THIS LEGEND SHALL BE OF NO FURTHER FORCE OR EFFECT AFTER SUCH TIME.]

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[FORM OF FACE OF NOTE]
NEXTERA ENERGY OPERATING PARTNERS, LP
3.875% SENIOR NOTES DUE 2026

No. _______________	CUSIP No.: [ ][1]
ISIN No.: [ ][2]
[Initially $[ ]]

NextEra Energy OPERATING PARTNERS, LP, a limited partnership duly organized and existing under the laws of the State of Delaware (herein referred to as the “Company”, which term includes any successor Person under the Indenture (as defined below)), for value received, hereby promises to pay to [Cede & Co.] [ ], or registered assigns, the principal sum [of ____________________ Dollars][as set forth in the “Schedule of Exchanges of Notes” (attached hereto as Schedule A)] on October 15, 2026 (the “Stated Maturity Date”), and interest thereon as set forth below.

The Company further promises to pay interest on the principal sum of this 3.875% Senior Note due 2026 (this “Note”) to the registered Holder hereof at the rate of 3.875% per annum, in like coin or currency, semi-annually in arrears on April 15 and October 15 of each year (each an “Interest Payment Date”) until the principal hereof is paid or duly provided for or until earlier redemption or repurchase, such interest payments to commence on April 15, 2020. Each interest payment shall include interest accrued from the most-recently preceding Interest Payment Date to which interest has either been paid or duly provided for (except that (i) the interest payment which is due on April 15, 2020 shall include interest that has accrued from and including September 23, 2019 to but excluding the first Interest Payment Date, and (ii) if this Note is authenticated during the period that (A) follows any particular Regular Record Date (as defined below) but (B) precedes the next occurring Interest Payment Date, then the registered Holder hereof shall not be entitled to receive any interest payment with respect to this Note on such next occurring Interest Payment Date). No interest will accrue on the Note with respect to the day on which the Note matures. In the event that any Interest Payment Date is not a Business Day, then payment of interest, principal or premium payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the Interest Payment Date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture referred to on the reverse of this Note (the “Indenture”), be payable to the Person in whose name this Note (or one or more Predecessor Note) is registered at the close of business on the “Regular Record Date” for such interest installment which shall be the close of business on the Business Day immediately preceding such Interest Payment Date so long as all of the Notes are held by a securities depository in book-entry-only form; provided that if any of the Notes are not held by a securities depository in book-entry-only form, the Regular Record Date will be the close of business on the fifteenth (15th) calendar day immediately preceding such Interest Payment Date; and provided further that interest payable on the Stated Maturity Date or any Redemption Date will be paid to the same Person to whom the associated principal is to be paid. Any such interest not punctually paid or duly provided for will forthwith cease to be payable to the Person who is the Holder of this Note on such Regular Record Date and may be paid to the Person in whose name this Note (or one or more Predecessor Note) is registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such Defaulted Interest, notice of
________________________
1 (144A / Reg. S): 65342Q AL6/U6500T AG0
2 (144A / Reg. S): US65342QAL68/USU6500TAG05

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which shall be given to Holders not more than fifteen (15) days nor less than ten (10) days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, and that the Trustee believes is acceptable, all as more fully provided in the Indenture.

Payment of the principal of (and premium, if any) and interest on the Notes will be made, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the office or agency of the Company designated by the Company for that purpose. Initially, the main Corporate Trust Office of The Bank of New York Mellon, as Paying Agent, in New York City, the State of New York will serve as such office. However, at the option of the Company, interest on this Note may be paid by check mailed to the address of the Person entitled thereto, as such address shall appear on the Register or by a wire transfer to an account designated by the Person entitled thereto.
The Company shall pay, or cause the Paying Agent to pay, the principal of and interest on this Note, so long as such Note is a Global Note, in immediately available funds to the Depositary or its nominee, as the case may be, in its capacity as the registered Holder of such Note.
The amount of interest payable on this Note will be computed on the basis of a 360-day year consisting of twelve 30-day months (and for any period shorter than a full semi-annual period, on the basis of the actual number of days elapsed during such period using 30-day calendar months).
Reference is hereby made to the further provisions of this Note set forth on the reverse of this Note, which further provisions shall for all purposes have the same effect as if set forth at this place. (All capitalized terms used in this Note which are not defined herein, including the reverse of this Note, but which are defined in the Indenture or in the Officer’s Certificate shall have the meanings specified in the Indenture or in the Officer’s Certificate.)
This Note shall be governed by and construed in accordance with the laws of the State of New York.
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse of this Note by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

NEXTERA ENERGY OPERATING PARTNERS, LP
By: NextEra Energy Operating Partners GP, LLC,
its General Partner
By:

Dated:

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[FORM OF CERTIFICATE OF AUTHENTICATION]
TRUSTEE’S CERTIFICATE OF AUTHENTICATION
THE BANK OF NEW YORK MELLON,
as Trustee, certifies that this is one of the Notes
described in the within-named Indenture.

By:_______________________________________
Authorized Signatory

Dated:

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[FORM OF REVERSE OF NOTE]
This Note is one of a duly authorized issue of Notes of the Company, designated as its 3.875% Senior Notes due 2026 (the “Notes”), issued pursuant to an Indenture, dated as of September 25, 2017 (herein, together with any amendments thereto, called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture, including the Board Resolutions and Officer’s Certificate filed with the Trustee on September 23, 2019 creating the Notes (herein called the “Officer’s Certificate”), for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof.
If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company, the rights and obligations of the Guarantors and the rights of the Holders at any time by the Company, the Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by Holders of the specified percentages in principal amount of the Notes shall be bind all current and future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon (including the Change of Control Repurchase Price, if applicable) on or after the respective due dates expressed herein.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay or deliver, as the case may be, the principal (including the Change of Control Repurchase Price, if applicable) of, accrued and unpaid interest on, this Note at the place, at the respective times, at the rate and in the lawful money herein prescribed.
The Notes are issuable in registered form without coupons in minimum denominations of $ 2,000 principal amount and integral multiples of $1,000 in excess thereof. As provided in the Indenture and

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subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor and of authorized denominations, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, and a Holder may be required, among other things, to furnish appropriate endorsements and transfer documents.
The Notes shall be redeemable at the option of the Company in whole at any time, or in part from time to time (each a “Redemption Date”), upon notice (the “Redemption Notice”) sent at least thirty (30) days but not more than sixty (60) days prior to the Redemption Date, at the applicable price (each a “Redemption Price”) described below. The consummation of an optional redemption shall be subject to the paying agent’s receipt of the required redemption moneys on or before the applicable redemption date (and no such redemption shall occur unless such moneys have been received by the Trustee on or before such date). If at the time notice of redemption is given, the redemption moneys are not on deposit with the Trustee, then the redemption shall be subject to their receipt on or before the Redemption Date and such notice shall be of no effect unless such moneys are received.
At any time prior to July 15, 2026, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a Redemption Price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. On or after July 15, 2026, the Company may redeem all or a part of the Notes at a Redemption Price equal to 100% of the principal amount of Notes redeemed plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
Upon payment of the applicable Redemption Price as described herein, on and after the applicable Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.
Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to their respective maturity dates.
The Company and its affiliates are not prohibited, however, from acquiring the Notes in market or private transactions by means other than a redemption, whether pursuant to a tender offer or otherwise, assuming such action does not otherwise violate the Indenture.
If a Change of Control Triggering Event occurs, the Company shall make an offer to purchase (each such offer, a “Change of Control Offer”) all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of the Outstanding Notes at a purchase price (the “Change of Control Repurchase Price”) in cash equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, on the Notes to, but excluding, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control Triggering Event, the Company will send a notice to each holder of Notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the Indenture and described in such notice. The Company

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will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent that those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture or this Note, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture or this Note by virtue of such compliance.
On the Change of Control Payment Date, the Company will, to the extent lawful:
(1)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
(2)    deposit with the Paying Agent an amount equal to the Change of Control Repurchase Price in respect of all Notes or portions of Notes properly tendered; and
(3)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of the Notes or portions of the Notes being purchased by the Company.
The Paying Agent will promptly send to each holder of Notes properly tendered the Change of Control Repurchase Price for the Notes, and the Trustee will promptly authenticate and send (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
The provisions described above that require the Company to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the Indenture are applicable.
The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if: (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer; or (2) notice of redemption has been given pursuant to the Indenture unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control Triggering Event, with the obligation to pay and the timing of payment conditioned upon the occurrence of a Change of Control Triggering Event, if a definitive agreement to effect a Change of Control is in place at the time the Change of Control Offer is made.
The Notes will be absolutely and unconditionally guaranteed as to payment of principal, interest and premium, if any, by NextEra Energy Partners, LP, as Parent Guarantor (the “Parent Guarantor”), pursuant to a Guarantee Agreement, dated as of September 25, 2017, between the Parent Guarantor and The Bank of New York Mellon (as Guarantee Trustee) (the “Guarantee Trustee”) (as amended by the Amendment to Parent Guarantee Agreement, dated as of June 27, 2019 (the “Amendment to Parent Guarantee Agreement”, between the Parent Guarantor and the Guarantee Trustee, the “Parent Guarantee Agreement”) and by NextEra Energy US Partners Holdings, LLC, as Subsidiary Guarantor (the “Subsidiary Guarantor”), pursuant to a Guarantee Agreement, dated as of September 25, 2017, between the Subsidiary Guarantor and The Bank of New York Mellon (as Guarantee Trustee) (the “Guarantee

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Trustee”) (as amended by the Amendment to Subsidiary Guarantee Agreement, dated as of June 27, 2019 (the “Amendment to Subsidiary Guarantee Agreement”, between the Parent Guarantor and the Guarantee Trustee, the “Subsidiary Guarantee Agreement”).
The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note upon compliance with certain conditions set forth in the Indenture, including the Officer’s Certificate described above.
The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the absolute owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

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ABBREVIATIONS
The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:
TEN COM = as tenants in common
UNIF GIFT MIN ACT = Uniform Gifts to Minors Act
CUST = Custodian
TEN ENT = as tenants by the entireties
JT TEN = joint tenants with right of survivorship and not as tenants in common
Additional abbreviations may also be used though not in the above list.

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SCHEDULE A5

SCHEDULE OF EXCHANGES OF NOTES
NEXTERA ENERGY OPERATING PARTNERS, LP
3.875% SENIOR NOTES DUE 2026

The initial principal amount of this Global Note is [ ] DOLLARS ($[ ])].
The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such increase or decrease	Signature of authorized signatory of Trustee or Custodian

_________________________

[5]	Include if a global note.

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ATTACHMENT 1

[FORM OF CHANGE OF CONTROL REPURCHASE NOTICE]
To: NextEra Energy Operating Partners, LP
The undersigned registered owner of this Note hereby acknowledges receipt of a notice from NextEra Energy Operating Partners, LP (the “Company”) as to the occurrence of a Change of Control Triggering Event and specifying the Change of Control Payment Date and requests and instructs the Company to pay to the registered Holder hereof in accordance with the terms of the Indenture referred to in this Note and the terms of this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple of $1,000 in excess thereof) below designated, and (2) if such Change of Control Payment Date does not fall during the period after a Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Change of Control Payment Date.
In the case of Certificated Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated:
Signature(s)

Social Security or Other Taxpayer Identification Number

Principal amount to be repaid (if less than all): $ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

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ATTACHMENT 2

[FORM OF TRANSFER CERTIFICATE]
NEXTERA ENERGY OPERATING PARTNERS, LP
3.875% SENIOR NOTES DUE 2026
Transfer Certificate
For value received _________________________ hereby sell(s), assign(s) and transfer(s) unto _________________________ (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints _________________________ attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.
In connection with any transfer of the within Note, the undersigned confirms that such Note is being transferred:
☐ To NextEra Energy Operating Partners, LP; or

☐ Pursuant to, and in accordance with, a registration statement that is effective under the Securities Act of 1933, as amended, at the time of such transfer; or

☐ To a person that the undersigned reasonably believes to be a qualified institutional buyer in compliance with Rule 144A under the Securities Act of 1933, as amended; or

☐ Pursuant to offers and sales to non-U.S. Persons that occur outside the United States within the meaning of Regulations S under the Securities Act; or

☐ Pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

NOTICE: Additional information may be required as provided in the Indenture and the Note.

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Dated:

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if Notes are to be delivered other than to and in the name of the registered holder.

NOTICE: The signature on the assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

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